Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-196437 and 333-194256

Free Writing Prospectus dated July 28, 2014

1 Fantex Mohamed Sanu: Brand Video Storyboard

2 Whatever it takes, I find a way to it. Never let anyone tell you what you can and what you can’t do.

3 You know, my mom worked in two different nursing homes. You know, you’d go almost two weeks without seeing her at times. And I didn’t want her to be that tired or you know working that hard, but you know – she had no choice. So for me, I made sure you know I did everything I could to be the best at everything that I was doing.

4 Like don’t half ass it. Don’t BS it. At an early age, I was playing sports. That was my way of getting away from everything. Once I was out on that field, I didn’t think about anything or anyone. I loved to compete.

5 You and I, we are the same person. You bleed like I do. You have skin like I do. You have hair like I do. You walk. You talk. You breathe. If you can believe that you can do it, well why can’t you do it? Why not you? There’s not a doubt in my mind that I won’t be what I want to be.

6 I feel like it’s just the way I’m wired. So why not me?